Exhibit 1.2

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Investor Relations	Media Relations	Media Relatons
Craig Celek CDC Corporation (212) 661-2160 craig.celek@cdccorporation.net	Jennifer Buchhalter Articulate Communications Inc. (617) 451-7788 ext. 16 jbuchhalter@articulatepr.com	Toni Pommet SupplyScape (781) 503-7431 toni@supplyscape.com

CDC Software’s Ross Systems and SupplyScape Form Strategic Partnership to Deliver Advanced
e-Pedigree Solutions for Life Sciences Manufacturers

Robust Solution Addresses Complete Pedigree Tracking Requirements from Raw Materials Through
Production and Supply Chain to the End Customer

ATLANTA, GA and WOBURN, MASS., Sept. 13, 2006 — Ross Systems, a global provider of enterprise software solutions and a division of CDC Software, a subsidiary of CDC Corporation (NASDAQ: CHINA), and SupplyScape Corporation, the leading provider of E-Pedigree solutions for the pharmaceutical supply chain, announced today a strategic partnership to provide a seamless, integrated, packaged software solution that allows pharmaceutical manufacturers to track their product through the supply chain and meet regulatory and trading partner obligations associated with emerging standards for e-Pedigree.

An e-Pedigree is an electronic certified chain of custody detailing each distribution of a drug, from the manufacturer, through acquisition and sale by any wholesaler or re-packager, until final sale to a pharmacy or other person administering or dispensing the drug. Using Ross’ ERP, drug makers such as PrecisionDose, an FDA registered repackager of pharmaceutical products, upload specific lot and shipping information into SupplyScape’s e-Pedigree application, which then verifies, certifies and transmits the pedigree, and provides automated, cost-effective pedigree authentication and tracking through the supply chain.

“We purchased the Ross ERP solution to have a complete system for managing our operations with total control and visibility into quality, product cost and profit, and tracking of materials throughout our production and warehouse operations,” said Robert Koopman, president of PrecisionDose “We purchased SupplyScape e-Pedigree software because of its ability to fully integrate with the Ross ERP solution software, willingness to assist us with the validation of the software, and the quality and ease of tracking for electronic pedigree.

We expect the combination of Ross ERP solution and SupplyScape e-Pedigree software will address the assurances and requirements of our customers, the FDA, and our company to efficiently and accurately provide true end-to-end control of our entire operation from the purchase of materials to the sale of our finished product with the new and future electronic pedigree laws as they are established.”

“In one standard solution, SupplyScape E-Pedigree reliably addresses both the diverse pedigree requirements and the varied operations of pharmaceutical companies and repackagers,” said Shabbir Dahod, president and CEO of SupplyScape Corporation. “Through SupplyScape’s partnership with Ross, our mutual customers like PrecisionDose gain robust pedigree traction quickly and cost effectively to meet their FDA regulatory obligations, while realizing significant return on investment. Together we offer customers a one-stop enterprise solution providing low total cost of ownership for all of their enterprise business needs.”

“We are constantly looking for ways to provide our clients with the full range of business solutions they require – in this case the ability to fulfill both supply chain automation and regulatory obligations associated with e-Pedigree,” said Michael Webster, director of Life Sciences for CDC Software. “Our decision to partner with SupplyScape is based on their clear and tenured position as the market leaders in this space, their commitment to flexibility in deployment (offering both on-site and hosted options), and their ability to offer their packaged solution to scale so that it is appropriate to the size of the customer. Our larger ERP customers require a robust solution that SupplyScape can deliver, while our smaller customers can implement a scaled-down solution that better fits their business. We feel strongly that the synergy resulting from this partnership will provide significant opportunities for our customers to meet their business goals while streamlining their pedigree compliance.”

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes the Pivotal CRM (customer relationship management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 5,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

About Ross Systems
Ross Systems, Inc., a division of CDC Software, the software unit of CDC Corporation (NASDAQ: CHINA), delivers innovative software solutions that help manufacturers worldwide fulfill their business growth objectives through increased operational efficiencies, improved profitability, strengthened customer relationships and streamlined regulatory compliance. Focused on the food and beverage, life sciences, chemicals, metals and natural products industries and implemented by more than 1,200 customer companies worldwide, the company’s family of Internet-architected solutions is a comprehensive, modular suite that spans the enterprise, from manufacturing, financials and supply chain management to customer relationship management, performance management and regulatory compliance. For more information, visit www.rossinc.com.

About SupplyScape
SupplyScape Corporation is a leading provider of supply chain security software and expertise to drive maximum security and value in the pharmaceutical supply chain. A pioneer in defining both the open universal standards-based electronic pedigree solution and the EPC authentication service for the pharmaceutical industry, SupplyScape provides electronic pedigree (epedigree), digital certificates and drug identity authentication software and services. The company’s solutions enable pharmaceutical and biotechnology companies, repackagers, wholesale distributors, and pharmacies to maximize patient safety and product revenue throughout the pharmaceutical and biotechnology value chains. For more information, visit www.supplyscape.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to the ability of Ross ERP to address the needs of life sciences customers such as the ability to track their product through the supply chain and meet regulatory obligations using the emerging standards for e-Pedigree. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the life sciences industry; the continued ability of Ross’ solutions to address industry-specific requirements of companies in the life sciences industry; demand for and market acceptance of new and existing enterprise software and services; development of new functionalities which would allow life sciences companies to compete more effectively and changes in the type of information required to compete in the life sciences industry. Further information on risks or other factors that could cause results to differ are detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation, including its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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